                    COCA-COLA ENTERPRISES INC.                   Exhibit 99
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS         Page 1 of 4
            (Unaudited; In Millions Except Per Share Data)

                                                       First-Quarter
                                               -----------------------------
                                                 2000       1999      Change
                                               -------    -------     ------
Net Operating Revenues                         $ 3,293    $ 3,269       1%
Cost of Sales                                    2,012      2,043      (2)%
                                               -------    -------
Gross Profit                                     1,281      1,226       4%
Selling, Delivery, and Administrative
  Expenses                                       1,137      1,131       1%
                                               -------    -------
Operating Income                                   144         95      52%
Interest Expense, Net                              196        187       5%
Other Nonoperating Income, Net                      (1)        (1)
                                               -------    -------
Loss Before Income Taxes                           (51)       (91)
Income Tax Benefit                                 (17)       (30)
                                               -------    -------
Net Loss                                           (34)       (61)
Preferred Stock Dividends                            1          1
                                               -------    -------
Net Loss Applicable to
  Common Shareowners                           $   (35)   $   (62)
                                               =======    =======
Basic and Diluted Average Common
  Shares Outstanding                               421        423       0%
                                               =======    =======
Basic and Diluted Net Loss Per Share
  Applicable to Common Shareowners (a)         $ (0.08)   $ (0.15)
                                               =======    =======

Cash Operating Profit Data:
  Operating Income                             $   144    $    95      52%
  Depreciation                                     204        211      (3)%
  Amortization                                     114        111       3%
                                               -------    -------
Cash Operating Profit                          $   462    $   417      11%
                                               =======    =======

(a) Per share data calculated prior to rounding to millions.

                     COCA-COLA ENTERPRISES INC.                Exhibit 99
          PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS    Page 2 of 4
                            (In Millions)

                                                 March 31,    December 31,
                                                   2000           1999
                                              -------------   ------------
                                               (Unaudited)
ASSETS
Current
  Cash and cash investments                     $    81         $   141
  Trade accounts receivable, net                  1,290           1,347
  Inventories                                       632             669
  Prepaid expenses and other current assets         443             424
                                                -------         -------
    Total Current Assets                          2,446           2,581

Net Property, Plant, and Equipment                5,561           5,594
Franchises and Other Noncurrent Assets, Net      14,332          14,555
                                                -------         -------
                                                $22,339         $22,730
                                                =======         =======
LIABILITIES AND SHAREOWNERS' EQUITY
Current
  Accounts payable and accrued expenses         $ 2,001         $ 2,389
  Current portion of long-term debt               1,399           1,225
                                                -------         -------
    Total Current Liabilities                     3,400           3,614

Long-Term Debt, Less Current Maturities          10,169          10,153
Retirement and Insurance Programs and
  Other Long-Term Obligations                     1,104           1,088
Long-Term Deferred Income Tax Liabilities         4,874           4,951
Shareowners' Equity                               2,792           2,924
                                                -------         -------
                                                $22,339         $22,730
                                                =======         =======

                      COCA-COLA ENTERPRISES INC.              Exhibit 99
                    Other Key Financial Information           Page 3 of 4
                             (Unaudited)

                                                Reported        Comparable
First-Quarter 2000                               Change          Change(a)
-------------------                             --------        ----------
Cash Operating Profit - Consolidated              11 %               NA

Physical Case Bottle and Can Volume
  Consolidated                                    (3)%             (2)%
  North America                                   (4)%             (3)%
  Europe                                          <1 %             Flat

Fountain Gallon Volume                             2%              3%

Net Revenues Per Case to Retailers -
  Bottle and Can                                   4 %               NA

Cost of Sales Per Case - Bottle and Can            1 %               NA

(a) To determine the comparable results, 1999 results have been adjusted to include the same number of fiscal days as 2000.

                     COCA-COLA ENTERPRISES INC.              Exhibit 99
                  Other Key Financial Information            Page 4 of 4

    Operating results for the quarter were unfavorably impacted by: (i) the shift of Easter selling activity from the first quarter in 1999 to the second quarter of this year, (ii) one fewer selling day in the first quarter of 2000 than the first quarter of 1999, and (iii) unfavorable foreign currency comparisons  between the first quarters of 2000 and 1999. Also, we began our pricing initiatives in the future consumption sector of our business in March
1999 and, therefore, the impact of these initiatives were not present for the entire first quarter of 1999.

    Effective January 1, 2000, the Company prospectively revised the estimated useful lives and residual values of certain fixed assets based on the results of a comprehensive analysis of the Company's historical fixed asset experience completed in late 1999. The study confirmed that these programs have extended the useful lives of certain fixed assets, principally vehicles and cold drink equipment, and increased the value of certain assets upon disposition. These changes in accounting estimates generally result in certain of the Company's operating assets being depreciated over longer useful lives, although the
Company's asset life ranges generally did not change. The impact of the changes in estimates was to decrease the Company's net loss during the three month period ended March 31, 2000 by approximately $31 million or $0.05 per share. Had the changes not been made, depreciation expense for full-year
2000 would have been higher by approximately $160 million.

                          *************

    This Form 8-K contains forward-looking statements concerning management's current outlook for future periods and should be read in conjuction with cautionary statements found on page 48 of the Company's 1999 Annual Report.